EXHIBIT 23

Consent of independent public accountants

As independent public accountants, we hereby consent to the use of our report included in this registration statement and to the incorporation by reference in this registration statement of our report dated January 25, 2001 included in the Company's Form 10-K for the year ended December 31, 2000 and to all references to our Firm included in this registration statement.

Minneapolis, Minnesota,
March 30, 2001